Exhibit 5.1

[LETTERHEAD OF VMWARE, INC.]

June 4, 2009

VMware, Inc.

3401 Hillview Ave

Palo Alto, California 94304

Attn: Board of Directors

Re:	Registration Statement on Form S-8 Filed by VMware, Inc.

Ladies and Gentlemen:

I am Vice President and General Counsel to VMware, Inc., a Delaware corporation (the “Company”), and am issuing this opinion in connection with the registration of 20,000,000 shares issuable under the Company’s 2007 Equity and Incentive Plan, as amended (the “Plan”). In connection with the opinion expressed herein, I have examined such documents, records and matters of law as I have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, I am of the opinion that the 20,000,000 shares of the Company’s Class A Common Stock, par value $0.01 (the “Common Stock”), that may be issued or delivered and sold pursuant to the Plan will be, when issued or delivered and sold in accordance with the Plan, validly issued, fully paid and nonassessable, provided that the consideration for such shares is at least equal to the stated par value thereof.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware and I express no opinion as to the effect of the laws of any other jurisdiction.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Common Stock to be issued and sold pursuant to the Plan under the Securities Act of 1933 (the “Act”). In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Rashmi Garde
Rashmi Garde
Vice President and General Counsel